Exhibit 5.1
[Letterhead of Oppenheimer Wolff & Donnelly LLP]
Plaza VII, Suite 3300
45 South Seventh Street
Minneapolis, MN 55402-1609
612.607.7000
Fax 612.607.7100
June 2, 2006
Verso Technologies, Inc.
400 Galleria Parkway, Suite 300
Atlanta, GA 30339

Re:	Verso Technologies, Inc. — Registration Statement on Form S-3 Securities and Exchange Commission File No. 333-127817
Ladies and Gentlemen:
We have acted as special Minnesota law counsel to Verso Technologies, Inc., a Minnesota corporation (the “Company”), in connection with the registration by the Company of the offer and resale of 846,013 shares (the “Shares”) of the common stock, $0.01 par value per share (the “Common Stock”), of the Company pursuant to the Company’s registration statement on Form S-3, as amended by Amendment No. 2 (File No. 333-127817), as filed with the Securities and Exchange Commission on the date hereof (the “Registration Statement”), on behalf of the certain selling shareholders named therein. The Shares consist of (i) 46,013 shares of Common Stock (the “Conversion Shares”) issuable upon conversion of one-half of the aggregate principal amount of the Company’s outstanding 7.50% Convertible Debentures issued on November 22, 2000, as amended by that certain Amendment to the 7.50% Convertible Debentures dated as of July 25, 2005 (as amended, the “Debentures”); (ii) 600,000 shares of Common Stock (the “Callable Warrant Shares”) issuable upon exercise of the Company’s outstanding callable warrants issued in connection with that certain Amendment to the 7.50% Convertible Debentures dated as of July 25, 2005 (the “Callable Warrants”); and (iii) 200,000 shares of Common Stock (the “Non-Callable Warrant Shares” and, together with the Callable Warrant Shares, the “Warrant Shares”) issuable upon exercise of the Company’s outstanding non-callable warrants issued in connection with that certain Amendment to the 7.50% Convertible Debentures dated as of July 25, 2005 (the “Non-Callable Warrants” and, together with the Callable Warrants, the “Warrants”).
In our capacity as special counsel for the Company in connection with such registration and arriving at the opinions expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company, agreements and other instruments, certificates of officers and representatives of the Company, certificates of public officials and other documents as we have deemed necessary or appropriate as a basis for the opinions expressed herein. In connection with our examination, we have assumed the genuineness of all signatures, the authenticity of all documents tendered to us as originals, the legal capacity of all natural persons and the conformity to original documents of all documents submitted to us as certified or photostatic copies.
Based on the foregoing, and subject to the qualifications and limitations stated herein, it is our opinion that: (i) the Conversion Shares have been duly authorized for issuance and will be, upon conversion of the Debentures in accordance with the terms of the Debentures, validly issued, fully paid and non-assessable; and (ii) the Warrant Shares have been duly authorized for issuance and will be, upon exercise of the

Verso Technologies, Inc.
June 2, 2006

Warrants in accordance with the respective terms of the Warrants, validly issued, fully paid and non-assessable.
We express no opinion with respect to laws other than the state laws of the State of Minnesota and the federal laws of the United States of America, and we assume no responsibility as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement, to its use as part of the Registration Statement, and to the use of our name under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement.
Very truly yours,
/s/ Oppenheimer Wolff & Donnelly LLP